Exhibit 10.1

LOAN AGREEMENT

for a loan in the amount of

$20,000,000

MADE BY AND BETWEEN

FIRST NORTHWEST BANCORP

105 W. Eighth St.

Port Angeles, WA 98362

as Borrower

AND

NEXBANK,

2515 McKinney Avenue, Suite 1100,

Dallas, Texas 75201,

as Lender

Dated as of May 20, 2022

TABLE OF CONTENTS

Page

ARTICLE I INCORPORATION OF RECITALS AND EXHIBITS		1
1.1	Incorporation of Recitals	1
1.2	Incorporation of Exhibits	1

ARTICLE II DEFINITIONS		1
2.1	Defined Terms	1
2.2	Other Definitional Provisions	10
2.3	Accounting Terms	11

ARTICLE III BORROWER’S REPRESENTATIONS AND WARRANTIES		11
3.1	Representations and Warranties	11

ARTICLE IV LOAN AND LOAN DOCUMENTS		14
4.1	Agreement to Borrow and Lend; Lender’s Obligation to Disburse	14
4.2	Loan Documents	15
4.3	Term of the Loan	15
4.4	Voluntary Prepayments	15
4.5	Reserved	15
4.6	Extension of Maturity Date	15

ARTICLE V INTEREST		15
5.1	Interest Rate.	15
5.2	Required Principal and Interest Payments	16
5.3	Maximum Lawful Rate	16

ARTICLE VI COSTS OF MAINTAINING LOAN		16
6.1	Increased Costs and Capital Adequacy	16
6.2	Borrower Withholding	17

ARTICLE VII LOAN EXPENSE AND ADVANCES		17
7.1	Costs and Expenses	17
7.2	Time of Payment of Fees and Expenses	17
7.3	Expenses and Advances Secured by Loan Documents	17
7.4	Right of Lender to Make Advances to Cure Borrower’s Defaults	18

ARTICLE VIII CONDITIONS PRECEDENT TO THE OPENING OF THE LOAN		18
8.1	Conditions Precedent to Initial Extension of Credit	18
8.2	Conditions Precedent to All Extensions of Credit	19

ARTICLE IX RESERVED		20

ARTICLE X AFFIRMATIVE COVENANTS		20
10.1	Furnishing Information	20
10.2	Maintenance of Insurance	21
10.3	Payment of Taxes	21
10.4	Lender’s Attorneys’ Fees for Enforcement of Agreement	21
10.5	Use of Proceeds	22
10.6	Lost Note	22
10.7	Indemnification	22

ARTICLE XI NEGATIVE COVENANTS		22
11.1	Indebtedness	22

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11.2	Liens	23
11.3	Fundamental Changes; Disposition of Assets	23
11.4	Investments, Loans, Advances, Guarantees and Acquisitions	23
11.5	Swap Agreements	24
11.6	Reserved	24
11.7	Transactions with Affiliates	24
11.8	Restrictive Agreements	24
11.9	Leverage Ratio	24
11.1	Texas Ratio	24
11.11	Classified Assets to Tier 1 Capital Ratio	24
11.12	Fixed Charge Coverage Ratio	24
11.13	Total Risk-Based Capital Ratio	24
11.14	Limitation on Payments and Modification of Subordinated Indebtedness	24

Article XII RESERVED		25

ARTICLE XIII ASSIGNMENTS BY LENDER AND BORROWER		25
13.1	Assignments and Participations	25
13.2	Prohibition of Assignments by Borrower	25
13.3	Successors and Assigns	25

ARTICLE XIV TIME OF THE ESSENCE		25
14.1	Time is of the Essence	25

ARTICLE XV EVENTS OF DEFAULT		25
15.1	Events of Default	25

ARTICLE XVI LENDER’S REMEDIES IN EVENT OF DEFAULT		27
16.1	Remedies Conferred Upon Lender	27

ARTICLE XVII GENERAL PROVISIONS		28
17.1	Captions	28
17.2	Modification; Waiver	28
17.3	Authorized Representative	28
17.4	Governing Law	28
17.5	Acquiescence Not to Constitute Waiver of Lender’s Requirements	28
17.6	Disclaimer by Lender	28
17.7	Partial Invalidity; Severability	28
17.8	Definitions Include Amendments	28
17.9	Execution in Counterparts	29
17.1	Entire Agreement	29
17.11	Waiver of Damages	29
17.12	Jurisdiction	29
17.13	Set‑Offs	29
17.14	Lender’s Consent	29
17.15	Notices	30
17.16	Waiver of Jury Trial	31
17.17	No Oral Agreements	31

ii

LOAN AGREEMENT

THIS LOAN AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made as of May 20, 2022 (the “Effective Date”), by and between FIRST NORTHWEST BANCORP, a Washington corporation (“Borrower”) and NEXBANK, a Texas state bank, its successors and assigns (“Lender”).

W I T N E S S E T H:

RECITALS

WHEREAS, Borrower has applied to Lender for Revolving Credit Advances (as defined herein) in an aggregate amount not to exceed TWENTY MILLION DOLLARS ($20,000,000) (the “Loans”), and Lender is willing to make the Loans on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
INCORPORATION OF RECITALS AND EXHIBITS

1.1    Incorporation of Recitals. The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2    Incorporation of Exhibits. Exhibit A to this Agreement, which is attached hereto is hereby incorporated in this Agreement and expressly made a part hereof by this reference.

ARTICLE II
DEFINITIONS

2.1    Defined Terms. The following terms as used herein shall have the following meanings:

“Advance Request Form” means a certificate, in a form approved by Lender, properly completed and signed by Borrower requesting a Revolving Credit Advance.

“Affiliate” means with respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

“Agreement” means as such term is defined in the Preamble.

“Allowance for Loan” and “Lease Losses” means as defined in accordance with the then‑current regulations of the Applicable Bank Regulatory Authority and as reported by any Person on the Regulatory Capital Schedule of their respective Call Report applicable to such period.

“Applicable Bank Regulatory Authority” means, when used with reference to a Person, the Bank Regulatory Authority or Authorities which have jurisdiction over such Person.

“Applicable Rate” means as such term is defined in Section 5.1(a).

“Authorized Representative” means each person appointed as an Authorized Representative pursuant to Section 17.3.

“Average Total Assets” means as defined in accordance with the then‑current regulations of the Applicable Bank Regulatory Authority and as reported by any Person on the Regulatory Capital Schedule of any their respective Call Report applicable to such period.

“Bank” means First Fed Bank, a wholly owned subsidiary of Borrower, and any other Subsidiary of Borrower, the deposits of which are insured by the FDIC pursuant to the FDIA.

“Bank Regulatory Authority” means the Washington State Department of Financial Institutions, the OCC, the FDIC, the Board of Governors of the Federal Reserve System, OFAC, any regulatory authority (whether Federal or State) that has jurisdiction over the operations of Borrower, as a bank holding company, or over the banking operations of the Bank and all other relevant regulatory authorities (including, without limitation, relevant state bank regulatory authorities).

“Bankers Blanket Bond” means a fidelity bond or insurance policy providing coverage for losses resulting from criminal activities and other actions of employees, officers or directors of a commercial bank.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHCA” means the United States Bank Holding Company Act of 1956, as amended.

“BHCPR” means the Bank Holding Company Performance Report, as promulgated by the Board of Governors of the Federal Reserve System.

“Borrower” means as such term is defined in the Preamble.

“Business Day” means a day of the year on which banks are not required or authorized to close in Dallas, Texas.

“Call Report” means for each Bank, the “Consolidated Reports of Condition and Income” (FFIEC Form 031, Form 041 or other applicable form), or any successor form promulgated by the FFIEC.

“Capital Lease Obligations” means with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P 1 by Moody's or A 1 by Standard & Poor's; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; and (f) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within 270 days from the date of acquisition thereof.

“Change of Control” means (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of Beneficial Ownership (as defined in Rules 13d‑3 and 13d‑5 under the Securities Exchange Act of 1934, as amended) of thirty‑five percent (35%) or more of the capital stock or voting power of Borrower (or any one of its successors, or any Subsidiary of Borrower or any of its successors), Borrower (or its successor), or any Subsidiary of Borrower or its successor, consolidates with, or merges with or into, another Person, or any Person consolidates with, or merges with or into, Borrower, in each case, whether pursuant to one or any series of transactions, except where (i) Borrower is the surviving entity and (ii) the ultimate beneficial owners of Borrower’s outstanding capital stock or voting power immediately prior to such transaction or transactions own not less than 51% of the outstanding capital stock or voting power of Borrower (or such successor) immediately after such transaction or transactions, (c) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Borrower cease to be occupied by Persons who were members of the board of directors of Borrower on the Effective Date, or (d) Borrower shall cease to beneficially own and control one hundred percent (100%) on a fully diluted basis of the economic and voting interests in the Equity Interests of the Bank.

“Classified Assets” means an asset classified as “Substandard,” “Doubtful,” “Loss” or a similar category in accordance with the then‑current regulations of the Applicable Bank Regulatory Authority.

“Classified Assets to Tier 1 Capital Ratio” means with respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) Classified Assets of such Person to (b)(i) Tier 1 Capital of such Person, plus (ii) Allowance for Loan and Lease Losses.

“Collateral” means collectively, all of the property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Constituent Documents” means (a) in the case of a corporation, its articles of incorporation, certificate of incorporation or certificate of formation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization, operating agreement, regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

“Control” means as such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Default” or “default” means any event, circumstance or condition, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

“Default Rate” means a rate per annum equal to 2% in excess of the Applicable Rate, but which shall not at any time exceed the Maximum Lawful Rate.

“EBITDA” means for any period, Net Income of Borrower for such period, plus, without duplication and to the extent deducted in calculating Net Income for such period, the sum of (a) Interest Expense for such period, (b) the portion of Taxes based on income actually paid in cash and provisions for cash income Taxes, (c) the amount of depreciation and amortization expense deducted in determining Net Income, (d) any extraordinary or non‑recurring items reducing Net Income for such period, (e) losses on the sale of securities, and (f) any non‑cash items reducing Net Income for such period, minus (i) gains on the sale of any securities, (ii) any extraordinary or non‑recurring items increasing Net Income for such period and (iii) any non‑cash items increasing Net Income for such period.

“Effective Date” means as defined in the Preamble.

“Environmental Proceedings” means any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to Borrower.

“Equity Interests” means shares of capital stock of a corporation, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

“Event of Default” means as such term is defined in Article XV.

“FDIA” means the Federal Deposit Insurance Act of 1933, as amended from time to time, and the regulations promulgated pursuant thereto.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor Governmental Authority then performing the same or substantially similar duties.

“Federal Reserve Bank” means the Federal Reserve Bank or the Board of Governors of the Federal Reserve System, or any successor Governmental Authority then performing the same or substantially similar duties.

“FFIEC” means the Federal Financial Institutions Examination Council, or any successor Governmental Authority then performing the same or substantially similar duties.

“Fixed Charges” means for any period, the sum, without duplication, of the amounts determined for Borrower equal to (a) Interest Expense and (b) scheduled payments of principal on Total Debt.

“Fixed Charge Coverage Ratio” means with respect to Borrower, the ratio as of the last day of any fiscal quarter of (a) EBITDA, to (b) Fixed Charges, all for the four fiscal quarter period ending on such date.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation or government, any state, federal, county or territory or other political subdivision thereof, any governmental agency (including any Bank Regulatory Authority), department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self‑regulatory organization exercising such functions (including any supra‑national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Including” or “including” means including but not limited to and including without limitation.

“Indebtedness” means without duplication, with respect to any Person (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (j) all Guarantees by such Person of Indebtedness of others of the kind described in clauses (a) through (i). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable under applicable Law therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Intangible Assets” means as defined in accordance with the then‑current regulations of the Applicable Bank Regulatory Authority.

“Interest Expense” means for any period, total interest expense of Borrower (including that portion attributable to Capital Lease Obligations), premium payments, debt discount, fees and related expenses with respect to all outstanding Indebtedness of Borrower, related to direct obligations of Borrower.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Laws” means collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

“Lender” means as defined in the opening paragraph of this Agreement and includes any successor holder of the Loans from time to time.

“Leverage Ratio” means with respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) Tier 1 Capital of such Person to (b) Average Total Assets of such Person.

“Lien” means with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Amount” means the maximum amount of the Loans as set forth in Section 4.1(a).

“Loans” has the meaning given such term in the Recitals.

“Loan Documents” means the collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Obligations or any obligation of payment thereof or performance of Borrower’s obligations in connection with the transaction contemplated hereunder, each as amended.

“Loan Opening Date” means the date of the initial disbursement of proceeds of the Loan.

“Material Adverse Change” or “material adverse change” means if the business operations or financial condition of a person, entity or property has changed in a manner which could impair the value of Lender’s security for the Obligations, prevent timely repayment of the Obligations or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

“Maturity Date” means the earlier of (a) May 19, 2023 or such later date as shall be established pursuant to Section 4.6 and (b) the date of the acceleration of the Obligation pursuant to this Agreement.

“Maximum Lawful Rate” means as such term is defined in Section 5.3.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Income” means for any period, the net income of Borrower determined in accordance with GAAP.

“Note” means a promissory note, in the principal amount of the Loan Amount, executed by Borrower and payable to the order of Lender, evidencing the Loan.

“Note Rate” means a rate per annum equal to the sum of (a) the Prime Rate plus (b) fifty basis points (0.50%). In no event shall the Note Rate be less than 4.00% at any time.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower to Lender now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, in each case arising out of this Agreement, the Note, the other Loan Documents, any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post‑filing or post‑petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“OCC” means the Office of the Comptroller of the Currency, or any successor Governmental Authority then performing the same or substantially similar duties.

“OFAC” means as defined in Section 3.1(u).

“Open the Loan”, “Opening of the Loan” or “Loan Opening” means the initial disbursement of Loans on the Loan Opening Date.

“Other Real Estate Owned” means as defined in accordance with the then‑current regulations of the Applicable Bank Regulatory Authority.

“Payment Date” means the last day of each and every calendar quarter during the term of the Note (or, if such date is not a Business Day, on the immediately succeeding Business Day).

“Permitted Investments” means each of the following:

(a)         loans made in the ordinary course of business (including liquidity support to broker‑dealer Subsidiaries);

(b)         direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(c)         investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d)         investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)         fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (d) above;

(f)         money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a‑7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(g)         swaps permitted by Section 11.5.

“Permitted Liens” means each of the following:

(a)         Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 10.3;

(b)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith by appropriate proceedings and which could not reasonably be expected to cause a Material Adverse Change;

(c)         pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)         deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)         judgment Liens in respect of judgments that do not constitute an Event of Default under clause (f) of Article XV;

(f)         easements, zoning restrictions, rights‑of‑way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower;

(g)         liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution; and

(h)         bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries with any Lender, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements.

“Permitted Tax Distributions” means with respect to any Person, any dividend or distribution to any holder of such Person’s stock or other equity interests to permit such holders to pay federal income taxes and all relevant state and local income taxes at a rate equal to the highest marginal applicable tax rate for the applicable tax year, however denominated (together with any interest, penalties, additions to tax, or additional amounts with respect thereto) imposed as a result of taxable income attributed to such holder as a partner of such Person under federal, state, and local income tax laws, determined on a basis that combines those liabilities arising out of the net effect of the income, gains, deductions, losses, and credits of such Person and attributable to it in proportion and to the extent in which such holders hold stock or other equity interests of such Person.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, bank, Governmental Authority or other entity.

“Prime Rate” means, for any day, the rate of interest per annum quoted in the “Money Rates” section of The Wall Street Journal from time to time and designated as the “Prime Rate.” If such prime rate, as so quoted is split between two or more different interest rates, then the Prime Rate shall be the highest of such interest rates. If such prime rate shall cease to be published or is published infrequently or sporadically, then the Prime Rate shall be the rate of interest per annum established from time to time by Lender and designated as its base or prime rate, which may not necessarily be the lowest interest rate charged by Lender and is set by Lender in its sole discretion.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash or other property) with respect to any Equity Interests in the Borrower, (b) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or Bank, (c) any payment (whether in cash or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower or Bank, or (d) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or Bank or any option, warrant or other right to acquire any such Equity Interests in the Borrower or Bank.

“Revolving Credit Advance” means any advance made by Lender to Borrower pursuant to Article IV of this Agreement.

“Risk‑Based Capital Guidelines” means (a) the risk‑based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, (b) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (c) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the Bank Regulatory Authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw‑Hill Companies, Inc. and any successor thereto.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“Security Agreement” means the Security Agreement to be executed by Borrower in form and substance satisfactory to Lender, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means the Security Agreement and all other instruments, documents and agreements delivered by or on behalf of Borrower pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, Lender, a Lien on any real, personal or mixed property of Borrower as security for the Obligations.

“Subordinated Indebtedness” means any Indebtedness of any Borrower (other than the Loan) that has been subordinated to the Obligations by written agreement, in form and content satisfactory to Lender and which has been approved in writing by Lender as constituting Subordinated Indebtedness for purposes of this Agreement.

“Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of other Subsidiaries or by Borrower and one or more of such Subsidiaries, and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of Borrower and other Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower shall be a Swap Agreement.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Texas Ratio” means with respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a)(i) Total Non‑Accrual Loans of such Person, plus (ii) Other Real Estate Owned of such Person, plus (iii) to the extent such loan is not already included as part of subsection (a)(i) above, any loan for which principal or interest has been in default for a period of ninety (90) days or more (unless the loan is both well secured and in the process of collection) to (b)(i) Total Capital of such Person, plus (ii) unrealized losses (gains) on securities owned by such Person, plus (iii) Allowance for Loan and Lease Losses of such Person, minus (iv) Intangible Assets of such Person.

“Tier 1 Capital” means as defined in accordance with the then‑current regulations of the Applicable Bank Regulatory Authority.

“Tier 2 Capital” means as defined in accordance with the then‑current regulations of the Applicable Bank Regulatory Authority.

“Total Capital” means as defined in accordance with the then‑current regulations of the Applicable Bank Regulatory Authority.

“Total Debt” means as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness related to direct obligations of Borrower determined in accordance with GAAP.

“Total Non‑Accrual Loans” means total value of the loans held by any Person that are classified as non‑accrual in accordance with the then‑current regulations of the Applicable Bank Regulatory Authority and/or Call Report instructions, or that meets any of the following conditions: (a) it is maintained on a cash basis because borrower’s financial condition has deteriorated, (b) payment in full of principal or interest is not expected, or (c) principal or interest has been in default for a period of ninety (90) days or more (unless the loan is both well secured and in the process of collection).

“Total Risk‑Based Capital Ratio” means with respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a)(i) Tier 1 Capital of such Person, plus (ii) Tier 2 Capital of such Person, to (b) Total Risk‑Weighted Assets of such Person.

“Total Risk‑Weighted Assets” means as defined in accordance with the then‑current regulations of the Applicable Bank Regulatory Authority.

“Wellmade Note” means that certain Promissory Note dated February 28, 2022, in the face principal amount of $9,000,000 made by Wellmade Floor Coverings International, Inc. and Wellmade Industries MFR. N.A LLC in favor of Borrower.

2.2    Other Definitional Provisions. All terms defined in this Agreement shall have the same meanings when used in the Note, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

2.3    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 10.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

ARTICLE III
BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties. To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Lender as follows:

(a)    Except as previously disclosed to Lender in writing, no litigation or proceedings are pending, or to the best of Borrower’s knowledge threatened in writing, against Borrower or its Subsidiaries, that could, if adversely determined, cause a Material Adverse Change. There are no pending Environmental Proceedings and Borrower has no knowledge of any threatened Environmental Proceedings or any facts or circumstances which may give rise to any future Environmental Proceedings.

(b)    Borrower is a duly formed and validly existing corporation and has full power and authority to execute, deliver and perform all Loan Documents to which Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Borrower. Each Loan Document has been duly executed and delivered by Borrower and is the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c)    No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor, partner, or member of Borrower or its Subsidiaries, is required in connection with Borrower’s execution, delivery and performance of this Agreement or any of the Loan Documents other than the filing of UCC‑1 financing statements, except for (i) such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non‑governmental person or entity that have been obtained as of any date on which this representation is made or remade, and (ii) those required in connection with an exercise of remedies by the Lender with respect to the Collateral. Borrower and each Subsidiary of Borrower (i) has all Governmental Approvals required by any applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, threatened in writing, attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other applicable Laws relating to it or any of its respective properties, (iii) has timely filed all material reports, documents and other materials required to be filed by it under all applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under applicable Law, and (iv) has all Governmental Approvals with respect to the pledge of the Collateral in favor of Lender except in each case (i), (ii) or (iii) above where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Change.

(d)    The execution, delivery and performance of this Agreement, the execution and payment of the Note and the granting of the security interests under the Security Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower or any of its Subsidiaries is a party or may be bound or affected, or a violation of any Law or court order.

(e)    Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. Borrower has received all permits and licenses issued by any Governmental Authority as are necessary for the conduct of its business.

(f)    There is no default under this Agreement or any of the other Loan Documents, nor any condition that, after notice or the passage of time or both, would constitute a default or an Event of Default under said documents.

(g)    No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loans to be disbursed hereunder.

(h)    All financial statements and other information previously furnished by Borrower or its Subsidiaries to Lender in connection with the Loans are true, complete and correct in all material respects and fairly present the financial condition of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to Borrower or its Subsidiaries has occurred since the respective dates of such statements and information. None of Borrower or its Subsidiaries has any material Indebtedness not disclosed in such financial statements.

(i)    Borrower has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Except for Permitted Liens, all such property is free and clear of Liens.

(j)    The Bank has not received written notice from any Bank Regulatory Authority that it is subject to any formal or informal enforcement action by a Bank Regulatory Authority.

(k)    Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Borrower and its subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(l)    Neither Borrower nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Revolving Credit Advance, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 11.2 or 11.3 or subject to any restriction contained in any agreement or instrument between Borrower or any of its Subsidiaries and Lender or any Affiliate of Lender relating to Indebtedness and within the scope of Section 15.1(g) will be margin stock.

(m)    Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(n)    Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(o)    Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(p)    No reports, financial statements, certificates or other information furnished by Borrower to Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(q)    Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(r)    Borrower uses no trade name other than its actual name set forth herein. The principal place of business of Borrower is as stated in Section 17.15.

(s)    Borrower’s place of formation or organization is the State of Washington.

(t)    All statements set forth in the Recitals are true and correct.

(u)    None of Borrower or its Subsidiaries is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to the Lender with any additional information that the Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities. None of Borrower, any Subsidiary of Borrower or any Affiliate of Borrower: (i) is a Sanctioned Person, (ii) has more than ten percent (10%) of its assets in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

ARTICLE IV
LOAN AND LOAN DOCUMENTS

4.1    Agreement to Borrow and Lend; Lender’s Obligation to Disburse. Subject to the terms and conditions of this Agreement, Lender agrees to make one or more revolving credit loans to Borrower from time to time from the date hereof to and including the Maturity Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Loan Amount. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow hereunder.

(a)    The obligation of Borrower to repay the Revolving Credit Advances and interest thereon shall be evidenced by the Note executed by Borrower, and payable to the order of Lender, in the principal amount of the Loan Amount as originally in effect. Borrower shall repay the unpaid principal amount of all Revolving Credit Advances on the Maturity Date, unless sooner due by reason of acceleration by Lender as provided in this Agreement. The maximum aggregate principal amount of the Loans shall not at any time exceed twenty million Dollars ($20,000,000) (the “Loan Amount”).

(b)    Lender agrees, upon Borrower’s compliance with and satisfaction of all conditions precedent set forth in Section 8.1, to Open the Loan.

(c)    To the extent that Lender may have acquiesced in noncompliance with any conditions precedent to the Opening of the Loan, such acquiescence shall not constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrower to comply with all such requirements.

(d)    Borrower shall give Lender notice of each Revolving Credit Advance by means of an Advance Request Form containing the information required therein and delivered (by hand or by mechanically confirmed facsimile, including electronic transmission) to Lender no later than 2:00 p.m. Central Time at least one (1) Business Day before the day on which the Revolving Credit Advances are desired to be funded. Revolving Credit Advances shall be in a minimum amount of $100,000. Lender at its option may accept telephonic requests for such Revolving Credit Advances, provided that such acceptance shall not constitute a waiver of Lender’s right to require delivery of a Revolving Credit Advance Request Form in connection with subsequent Revolving Credit Advances. Any telephonic request for a Revolving Credit Advance by Borrower shall be promptly confirmed by submission of a properly completed Advance Request Form to Lender, but failure to deliver an Advance Request Form shall not be a defense to payment of the Revolving Credit Advance. Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. Subject to the terms and conditions of this Agreement, each Revolving Credit Advance shall be made available to Borrower by depositing the same, in immediately available funds, in an account of Borrower designated by Borrower maintained with Lender at its principal office.

4.2    Loan Documents. Borrower agrees that it will, on or before the Loan Opening Date, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a)    This Agreement.

(b)    The Note.

(c)    Each Security Document.

(d)    Such other documents, instruments or certificates as Lender and its counsel may reasonably require, including such documents as Lender in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the Laws.

4.3    Term of the Loan. All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date.

4.4    Voluntary Prepayments. Borrower shall have the right to make prepayments of the Loan, in whole or in part.

4.5    Reserved.

4.6    Extension of Maturity Date. So long as no Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (i) or on the then-effective Maturity Date, Borrower may extend the Maturity Date to a date that is three hundred and sixty-four (364) days after the then-effective Maturity Date, no more than two times, upon: (i) delivery of a written notice therefor to Lender at least thirty (30) days, but no more than (60) days, prior to the Maturity Date then in effect; (ii) receipt by the Lender of a certificate of Borrower dated the date of such request stating that (A) no Default or Event of Default then exists and is continuing and (B)  Borrower is in compliance with the covenants set forth in Article X and Article XI of this Agreement. Such extension shall be evidenced by delivery of written confirmation of the same by Lender to Borrower, but such confirmation is not a condition to such extension.

ARTICLE V
INTEREST

5.1    Interest Rate.

(a)    Subject to Section 5.3, any outstanding principal of any Revolving Credit Advance and (to the fullest extent permitted by law) any other amount payable by Borrower under this Agreement or any other Loan Document will bear interest at the Note Rate (the “Applicable Rate”), unless the Default Rate is applicable.

(b)    Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a three hundred sixty (360) day year, including the first date of the applicable period to, but not including, the date of repayment.

(c)    Any outstanding principal of any Revolving Credit Advance and (to the fullest extent permitted by law) any other amount payable by Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration or otherwise) shall bear interest at the Default Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Additionally, upon the request of Lender at any time that an Event of Default exists, all outstanding and unpaid principal amounts of all of the Obligations shall, to the extent permitted by law, bear interest at the Default Rate. Interest payable at the Default Rate shall be payable from time to time on demand.

5.2    Required Principal and Interest Payments. All accrued but unpaid interest on the principal balance of the Loans outstanding from time to time shall be payable on each Payment Date. The then outstanding principal balance of the Loans and all accrued but unpaid interest thereon shall be due and payable on the Maturity Date. Borrower may from time to time during the term of this Agreement borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Agreement; provided, however, that the total outstanding borrowings under this Agreement shall not at any time exceed the Loan Amount. The unpaid principal balance of the Loans at any time shall be the total amount advanced hereunder and the Note by Lender less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by Lender or otherwise noted in Lender’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time. All payments (whether of principal or of interest) shall be deemed credited to Borrower’s account only if received by 2:00 p.m. Central Time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

5.3    Maximum Lawful Rate. It is the intent of Borrower and Lender to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contacted for, charged or received under this Agreement and the other Loan Documents exceed the highest lawful interest rate permitted under applicable law (the “Maximum Lawful Rate”). If Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the Maximum Lawful Rate, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans in the inverse order of its maturity and not to the payment of interest, or refunded to Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such obligation does not exceed the Maximum Lawful Rate. As used in this Section, the term “applicable law” shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

ARTICLE VI
COSTS OF MAINTAINING LOAN

6.1    Increased Costs and Capital Adequacy.

Borrower recognizes that the cost to Lender of maintaining the Loans or any portion thereof may fluctuate and, Borrower agrees to pay Lender additional amounts to compensate Lender for any increase in its actual costs incurred in maintaining the Loans or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of any change after the date hereof in any applicable Law, regulation or treaty (including any Risk‑Based Capital Guideline), or in the interpretation or administration thereof, or by any domestic court, (i) changing the basis of taxation of payments under this Agreement to Lender (other than Taxes imposed on all or any portion of the overall net income or receipts of Lender), or (ii) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Lender (which includes the Loans or any applicable portion thereof), or (iii) imposing on Lender any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to Lender of maintaining the Loans or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by Lender under the Loan Documents.

Any amount payable by Borrower under this Section 6.1 shall be paid within five (5) days of receipt by Borrower of a certificate signed by an authorized officer of Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error. Failure on the part of Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period. Lender shall use reasonable efforts to deliver to Borrower prompt notice of any event described in subsection (a) or (b) above, of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Lender to so notify Borrower shall not affect Borrower’s obligation to pay the reserve and capital adequacy payment resulting therefrom.

6.2    Borrower Withholding. If by reason of a change in any applicable Laws occurring after the date hereof, Borrower is required by Law to make any deduction or withholding in respect of any Taxes (other than Taxes imposed on or measured by the receipts or net income of Lender or any franchise Tax imposed on Lender), duties or other charges from any payment due under the Note, then to the maximum extent permitted by Law, the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

ARTICLE VII
LOAN EXPENSE AND ADVANCES

7.1    Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by Lender (including the reasonable fees, charges and disbursements of counsel for Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

7.2    Time of Payment of Fees and Expenses. Borrower shall pay all expenses and fees incurred and invoiced to Borrower as of the Loan Opening on the Loan Opening Date (unless sooner required herein). At the time of the Opening of the Loan, Lender may deduct from the proceeds of the initial disbursement of the Loans all Loan expenses and all fees payable to Lender. Lender may require the payment of outstanding fees and expenses as a condition to any disbursement of the Loan.

7.3    Expenses and Advances Secured by Loan Documents. Any and all advances or payments made by Lender under this Article VII from time to time, and any amounts expended by Lender pursuant to Article XVI, shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Security Documents and the other Loan Documents.

7.4    Right of Lender to Make Advances to Cure Borrower’s Defaults. In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Security Documents and the other Loan Documents and shall bear interest at the Default Rate.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OPENING OF THE LOAN

8.1    Conditions Precedent to Initial Extension of Credit. Borrower agrees that Lender’s obligation to Open the Loans and make the initial Revolving Credit Advance under the Note is conditioned upon Borrower’s delivery and satisfaction of the following conditions precedent in form and substance reasonably satisfactory to Lender:

(a)    Loan Documents. The Lender shall have received copies of each of the documents set forth in Section 4.2, executed by Borrower or its Subsidiaries, as the case may be, and recorded, if applicable;

(b)    Insurance Policies. Borrower has furnished to Lender policies or binders evidencing that insurance coverages are in effect with respect to Borrower, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations;

(c)    No Litigation. No litigation or proceedings are be pending or threatened that would reasonably be expected to cause a Material Adverse Change with respect to Borrower or its Subsidiaries;

(d)    Legal Opinions. Borrower has furnished to Lender an opinion from counsel for Borrower or its Subsidiaries covering due authorization, execution and delivery and enforceability of the Loan Documents, and perfection of the security interests granted under the Loan Documents;

(e)    Searches. Borrower shall have furnished to Lender current searches of all Uniform Commercial Code financing statements filed in each place UCC Financing Statements are to be filed hereunder, demonstrating the absence of adverse claims;

(f)    Financial Statements. Borrower has furnished to Lender current annual financial statements of Borrower or its Subsidiaries, and such other additional financial information Lender reasonably requires;

(g)    Equity Interests of Bank. Borrower has delivered to Lender the share certificates, if any, evidencing the Equity Interests of Bank.

(h)    Organizational Documents. Borrower has furnished to Lender proof satisfactory to Lender of authority, formation, organization and good standing (or comparable active status) in the state of its incorporation or formation. Borrower and Bank shall also provide certified resolutions in form and content reasonably satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents. Borrower shall also have delivered Constituent Documents for Borrower and Bank certified as of a date acceptable to Lender by the appropriate government officials of the state of incorporation or organization of Borrower and Bank. Borrower shall also have delivered a certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such individual Persons;

(i)    No Default. There shall be no uncured Default or Event of Default by Borrower hereunder;

(j)    Subordinated Indebtedness. Borrower shall deliver documentation related to all Subordinated Indebtedness satisfactory to Lender;

(k)    Applicable Bank Regulatory Authority. Borrower shall have furnished to Lender evidence of any approvals, notices and/or filings required or requested by any Applicable Bank Regulatory Authority regarding the pledge of the Collateral in favor of Lender; and

(l)    Additional Documents. Borrower shall have furnished to Lender such other materials, documents, papers or requirements regarding Borrower and its Subsidiaries as Lender shall reasonably request.

8.2    Conditions Precedent to All Extensions of Credit. The obligation of Lender to make any Revolving Credit Advance (including the initial Revolving Credit Advance) is conditioned upon Borrower’s delivery, performance and satisfaction the following additional conditions precedent:

(a)    Request for Revolving Credit Advance. Lender shall have received in accordance with this Agreement an Advance Request Form pursuant to Lender’s requirements and executed by an authorized officer of Borrower.

(b)    No Default. No Default shall have occurred and be continuing, or would result from or exist after giving effect to such Revolving Credit Advance.

(c)    No Material Adverse Change. No Material Adverse Change has occurred and no circumstance exists that would reasonably be expected to result in a Material Adverse Change.

(d)    Representations and Warranties. The representations and warranties in Article III are (i) with respect to any representations or warranties that contain a materiality qualifier, true, complete and correct in all respects as of the date of such Revolving Credit Advance, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true, complete and correct in all respects on and as of such earlier date and (ii) with respect to any representations or warranties that do not contain a materiality qualifier, true, complete and correct in all material respects as of the date of such Revolving Credit Advance, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true, complete and correct in all material respects on and as of such earlier date.

Each Advance Request Form shall be deemed to be a representation and warranty by Borrower that the conditions specified in this Section 8.2 have been satisfied on and as of the date thereof.

ARTICLE IX
RESERVED

ARTICLE X
AFFIRMATIVE COVENANTS

Borrower covenants and agrees as follows:

10.1    Furnishing Information.

(a)    Financial Reports. Borrower shall deliver or cause to be delivered to Lender quarterly financial statements and a duly executed Certificate of Compliance in the form of Exhibit B attached hereto within thirty (30) days after the end of each calendar quarter and an annual financial statement within ninety (90) days after the end of each calendar year. All such financial statements shall be in a format approved in writing by Lender in Lender’s reasonable discretion. Quarterly statements shall be prepared internally by Borrower’s accounting personnel in a format reasonably acceptable to Lender. Annual statements shall be prepared by a certified public accountant reasonably acceptable to Lender in format reasonably acceptable to Lender. Each financial statement shall be certified as true, complete and correct by its preparer and by Borrower or, in the case of each of its Subsidiaries’ financial statements, by the Subsidiary to whom it relates. Borrower shall deliver to Lender with respect to Borrower and its Subsidiaries annual Federal Income Tax Returns within ten (10) Business Days after timely filing. Borrower and its Subsidiaries shall provide such additional financial information as Lender reasonably requires. Borrower shall upon two Business Days’ prior notice permit Lender or any of its agents or representatives to have access to and examine all of its books and records during regular business hours.

(b)    Call Reports. If requested by Lender and as soon as available, and in no event more than sixty (60) days after the end of each fiscal quarter of each Bank, Borrower shall deliver or caused to be delivered to Lender copies of each Bank’s Call Reports or other quarterly reports of condition and income furnished to Governmental Authorities.

(c)    FR Y‑9SP. If requested by Lender and if applicable to Borrower, as soon as available, and in any event no later than sixty (60) days after the end of each fiscal quarter, Borrower shall deliver or cause to be delivered to Lender Borrower’s complete form FR Y‑9SP as filed with the Federal Reserve Bank in the applicable Federal Reserve District.

(d)    FR Y‑9C. If requested by Lender and if applicable to Borrower, as soon as available, and in any event within sixty (60) days after the end of each fiscal quarter, Borrower shall deliver or cause to be delivered to Lender Borrower’s complete form FR Y‑9C as filed with the Federal Reserve Bank in the applicable Federal Reserve District.

(e)    BHCPR. If requested by Lender and if applicable to Borrower, as soon as available, and in any event within sixty (60) days after the end of each fiscal quarter, Borrower shall deliver or cause to be delivered to Lender Borrower’s complete BHCPR as filed with the Federal Reserve Bank in the applicable Federal Reserve District.

(f)    Federal Reserve Bank or FDIC. As soon as available, Borrower shall deliver or cause to be delivered to Lender all other material non‑confidential reports filed by or on behalf of Borrower or Bank with the Federal Reserve Bank or FDIC.

(g)    Bankers Blanket Bond. On the next Business Day after the earlier of notice of intention to cancel or cancellation, in whole or in part, of any Bankers Blanket Bond, Borrower shall deliver or cause to be delivered to Lender a copy of the written notice to cancel or cancellation, including a copy of any correspondence received from the underwriter or underwriters of such Bankers Blanket Bond related to such intention to cancel or cancellation.

(h)    USA Patriot Act. Promptly upon the request thereof, Borrower shall deliver or cause to be delivered to Lender such other information and documentation regarding Borrower required by Bank Regulatory Authorities under applicable “know your customer” and Anti‑Money Laundering rules and regulations (including, without limitation, the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)), as amended and the Beneficial Ownership Regulation), as from time to time reasonably requested by the Lender.

(i)    Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after Borrower obtains knowledge thereof) telephonic and written notice of the commencement of all proceedings by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving Borrower or any Subsidiary of Borrower or any of their respective properties, assets or businesses that if adversely determined could reasonably be expected to result in a Material Adverse Change.

(j)    Classified Assets Report. As soon as available, and in no event more than thirty (30) days after the end of each fiscal quarter of the Bank, Borrower shall deliver or cause to be delivered to Lender reports detailing the Bank’s Classified Assets, in a form and substance satisfactory to Lender.

(k)    Beneficial Ownership. Borrower shall furnish such information and documentation as Lender may request during the term of this Agreement to confirm or update the continued accuracy of the any information provided in connection with a “Beneficial Ownership Certification” or other similar certification.

(l)    Additional Information. Borrower shall provide Lender such other information regarding the operations, business affairs and financial condition of Borrower or any Subsidiary as the Lender may reasonably request in writing.

10.2    Maintenance of Insurance. Borrower shall maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies and financial institutions engaged in the same or similar businesses operating in the same or similar locations.

10.3    Payment of Taxes. Borrower shall pay all Taxes before the same become delinquent, provided, however, that Borrower shall have the right to pay such tax under protest or to otherwise contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such Taxes so contested and also of preventing the attachment of any Lien to any of Borrower’s property, and (ii) Borrower has notified Lender of Borrower’s intent to contest such Taxes.

10.4    Lender’s Attorneys’ Fees for Enforcement of Agreement. In case of any Default or Event of Default hereunder, Borrower (in addition to Lender’s attorneys’ fees, if any, to be paid pursuant to Section 7.4) will pay Lender’s attorneys’ and paralegal fees (including, without limitation, any attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post‑ judgment enforcement action including, without limitation, supplementary proceedings) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral, or to attempt to enforce any security interest or lien in any portion of the Collateral, or to enforce any rights of Lender or Borrower’s obligations hereunder, then in any of such events all of the attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto (including fees and costs of paralegals), shall constitute an additional liability owing by Borrower to Lender, payable on demand.

10.5    Use of Proceeds. The proceeds of the Loans will be used only for (a) working capital, (b) general corporate purposes and (c) Investments (other than Investments permitted by Section 11.4(b)) in an aggregate amount not to exceed $10,000,000. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of regulations of any Bank Regulatory Authority, including Regulations T, U and X.

10.6    Lost Note. Upon Lender’s furnishing to Borrower an affidavit to such effect, Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note.

10.7    Indemnification. BORROWER SHALL INDEMNIFY LENDER AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND CONSULTANTS (EACH, AN “INDEMNIFIED PARTY”) AND DEFEND AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM AND AGAINST ALL CLAIMS (INCLUDING, WITHOUT LIMITATION, ANY CIVIL PENALTIES OR FINES ASSESSED BY OFAC), INJURY, DAMAGE, LOSS AND LIABILITY, COST AND EXPENSE (INCLUDING ATTORNEYS’ FEES, COSTS AND EXPENSES) OF ANY AND EVERY KIND TO ANY PERSONS OR PROPERTY BY REASON OF (I) ANY BREACH OF REPRESENTATION OR WARRANTY, DEFAULT OR EVENT OF DEFAULT UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR RELATED DOCUMENT; OR (II) ANY OTHER MATTER ARISING IN CONNECTION WITH THE LOAN, BORROWER OR ITS SUBSIDIARIES. BORROWER’S DUTY TO INDEMNIFY, HOLD HARMLESS, AND DEFEND THE INDEMNIFIED PARTIES AGAINST LOSSES EXTENDS TO LOSS THAT MAY BE CAUSED OR ALLEGED TO BE CAUSED IN PART BY THE NEGLIGENCE OF INDEMNITEES TO THE FULLEST EXTENT THAT SUCH INDEMNIFICATION IS PERMITTED BY APPLICABLE LAW; PROVIDED THAT, SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM (1) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY, OR (2) A CLAIM BROUGHT BY THE BORROWER AGAINST AN INDEMNIFIED PARTY FOR BREACH OF SUCH INDEMNIFIED PARTY’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT. THE FOREGOING INDEMNIFICATION SHALL SURVIVE REPAYMENT OF THE LOANS AND SHALL CONTINUE TO BENEFIT LENDER FOLLOWING ANY ASSIGNMENT OF THE LOANS WITH RESPECT TO MATTERS ARISING OR ACCRUING PRIOR TO SUCH ASSIGNMENT.

ARTICLE XI
NEGATIVE COVENANTS

Borrower covenants and agrees as follows:

11.1    Indebtedness. Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness created hereunder; and

(b)    Indebtedness existing on the date hereof and set forth in Schedule 11.1(b), including any extensions, renewals or replacements of any such Indebtedness.

11.2    Liens. Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)    Permitted Liens;

(b)     any Lien on any property or asset of Borrower existing on the date hereof and set forth in Schedule 11.2(b); provided that (i) such Lien shall not apply to any other property or asset of Borrower and (ii) such Lien shall secure only those obligations which it secures on the date hereof; and

(c)    Liens on fixed or capital assets acquired, constructed or improved by Borrower; provided that (i) such security interests secure Indebtedness permitted by Section 11.1, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed one hundred percent (100%) of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of Borrower.

Notwithstanding the foregoing, at no time will Borrower create, incur, assume or permit to exist any Lien on the Equity Interests of Bank.

11.3    Fundamental Changes; Disposition of Assets. The Borrower will not (a)  merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, (b) sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets, except for (i) dispositions in the ordinary course of business, (ii) sale of the Wellmade Note, and (iii) conversions or exchanges of notes and securities in accordance with their terms or connection with an insolvency proceeding involving the issuer or (c) engage to any material extent in any business other than businesses of the type conducted by the Borrower on the Effective Date and businesses reasonably related thereto.

11.4    Investments, Loans, Advances, Guarantees and Acquisitions. Borrower will not purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)    Permitted Investments;

(b)    Investments made in its Subsidiaries;

(c)    Guarantees constituting Indebtedness permitted by Section 11.1;

(d)    Investments described on Schedule 11.4; and

(e)    Investments made after the date of this Agreement not exceeding $20,000,000 in the aggregate.

11.5    Swap Agreements. Borrower will not enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Borrower has actual exposure, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest‑bearing liability or investment of Borrower.

11.6    Restricted Payments. Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment (except Permitted Tax Distributions) if any Event of Default exists.

11.7    Transactions with Affiliates. Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower than could be obtained on an arm’s‑length basis from unrelated third parties.

11.8    Restrictive Agreements. Borrower will not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of Borrower to create, incur or permit to exist any Lien upon any of its property or assets; provided that the foregoing will not apply to (i) restrictions and conditions imposed by Law or by this Agreement, (ii) restrictions and conditions existing on the date hereof identified on Schedule 11.8 (including any extension or renewal thereof, but not any amendment or modification expanding the scope of any such restriction or condition), (iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv)  customary provisions in leases restricting the assignment thereof, and (v) inbound licenses of intellectual property..

11.9    Leverage Ratio. As of the last day of any fiscal quarter, the Bank shall have a Leverage Ratio of eight percent (8%) or greater. As of the last day of any fiscal quarter, Borrower shall have a Leverage Ratio of eight percent (8%) or greater.

11.10    Texas Ratio. As of the last day of any fiscal quarter, the Bank shall have a Texas Ratio of forty percent (40%) or less.

11.11    Classified Assets to Tier 1 Capital Ratio. As of the last day of any fiscal quarter, the Bank shall have a Classified Assets to Tier 1 Capital Ratio of no greater than fifty percent (50%).

11.12    Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter, Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.0.

11.13    Total Risk-Based Capital Ratio. As of the last day of any fiscal quarter, the Bank shall have a Total Risk‑Based Capital Ratio of twelve percent (12%) or greater.

11.14    Limitation on Payments and Modification of Subordinated Indebtedness. Without the prior written consent of Lender, Borrower shall not amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Subordinated Indebtedness in any respect.

ARTICLE XII
RESERVED

ARTICLE XIII
ASSIGNMENTS BY LENDER AND BORROWER

13.1    Assignments and Participations. Lender may from time to time sell the Loans and the Loan Documents (or any interest therein) and may grant participations in the Loans. Borrower agrees to cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith which do not materially adversely affect Borrower’s rights under the Loan Documents.

13.2    Prohibition of Assignments by Borrower. Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void.

13.3    Successors and Assigns. Subject to the foregoing restrictions on transfer and assignment contained in this Article XIII, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE XIV
TIME OF THE ESSENCE

14.1    Time is of the Essence. Borrower agrees that time is of the essence under this Agreement.

ARTICLE XV
EVENTS OF DEFAULT

15.1    Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a)    (i) Failure of Borrower to pay when due the principal of the Loans; (ii) failure of Borrower to pay when due any interest on any Loan or any other fee or any other amount due hereunder for a period of five days; (iii) failure of Borrower to perform or comply with any term or condition contained in Section 10.1, Section 10.2 or Article XI; and (iv) Borrower shall default in the performance of or compliance with any other provisions contained herein or any of the other Loan Documents, other than any such term referred to in any other clause of this Section 15.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (A) an Authorized Representative of Borrower becoming aware of such default, or (B) receipt by an Authorized Representative of Borrower of notice from Lender of such default.

(b)    Any assignment in violation of Section 13.2.

(c)    If any representation or warranty, statement made by Borrower contained in any Loan Document or any report or certificate made now or hereafter delivered by Borrower or its Subsidiaries is untrue or incorrect at the time made or delivered.

(d)    Borrower or the Bank shall commence a voluntary case concerning Borrower or the Bank under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower or the Bank under the Bankruptcy Code and relief is ordered against Borrower, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower or the Bank; or Borrower or the Bank commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to Borrower or the Bank; or there is commenced against Borrower or the Bank any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or Borrower or the Bank fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or Borrower the Bank by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

(e)    Borrower or the Bank shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or the Bank are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(f)    One or more final, non‑appealable judgments are entered (i) against Borrower in amounts aggregating in excess of $1,000,000 to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage) or (ii) against Bank in amounts aggregating in excess of $1,000,000 to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), and said judgments are not stayed or bonded over within thirty (30) days after entry.

(g)    If Borrower shall fail to pay any debt owed by it or is in default under any agreement with Lender or any other party (other than a failure or default for which Borrower’s maximum liability does not exceed $1,000,000) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto.

(h)    If a Material Adverse Change occurs with respect to Borrower or any of its Subsidiaries.

(i)    The failure at any time of a security interest created under any Security Document to be a valid first lien upon the Collateral described therein that can be perfected by filing, subject to Permitted Liens.

(j)    A Change of Control shall occur.

(k)    The occurrence of any other event or circumstance denominated as an Event of Default in this Agreement or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

(l)    If (i) any Bank Regulatory Authority or other Governmental Authority having regulatory authority over Borrower or the Bank shall impose any restriction on Borrower or such Subsidiary with respect to the payment of dividends from the Bank, (ii) the Bank shall cease for any reason to be an insured bank under the FDIA, (iii) the FDIC or any other Governmental Authority shall issue a cease and desist order to take other action of a disciplinary or remedial nature against Borrower or the Bank and such order or other action could reasonably be expected to have a Material Adverse Change or there shall occur with respect to the Bank any event that is grounds for the required submission of a capital restoration plan under 12 U.S.C. §1831o(e)(2) and the regulations thereunder, or (iv) Borrower or the Bank shall enter into a written supervisory or similar agreement with any Bank Regulatory Authority or other Governmental Authority for any reason, but only to the extent that such supervisory or similar agreement would have a Material Adverse Change.

(m)    Without limiting the generality of Section 15.1(k), the appointment of a conservator or receiver for the Bank that is an “insured depository institution” as defined in the FDIA (12 U.S.C. §1813(c)(2)), by any “appropriate Federal banking agency” as defined in the FDIA (12 U.S.C. §1813(q)), by any state supervisory agency or by the FDIC or any successor thereto pursuant to the FDIA; or the organization of a bridge bank to purchase assets and assume liabilities of such Subsidiary pursuant to the FDIA; or the provision of any form of assistance to any such Subsidiary by the FDIC pursuant to the FDIA or other Governmental Authority.

(n)    Borrower shall cease to be a bank holding company or similarly organized entity.

(o)    The subordination provisions related to any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof, or the Loans, for any reason shall not have the priority contemplated by the Loan Documents or any such subordination provisions.

ARTICLE XVI
LENDER’S REMEDIES IN EVENT OF DEFAULT

16.1    Remedies Conferred Upon Lender. Upon the occurrence of any Event of Default, Lender may, without notice, pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a)    Enforce any Liens or security interests under the Security Documents.

(b)    Declare the Note to be immediately due and payable.

(c)    Use and apply any monies or letters of credit deposited by Borrower with Lender, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender.

(d)    Terminate the Loan Amount or declare the Obligations or any part thereof to be immediately due and payable, or both, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower.

(e)    Exercise or pursue any other remedy or cause of action permitted under this Agreement or under any other Loan Documents, or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 15.1(d), (e), (l), (m) or (n), the Loan Amount shall automatically terminate and all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower, all of which are hereby expressly waived by Borrower. In addition to the foregoing, if any Event of Default shall occur and be continuing, Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

ARTICLE XVII
GENERAL PROVISIONS

17.1    Captions. The captions and headings of various Articles, Sections and subsections of this Agreement and Schedules and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

17.2    Modification; Waiver. No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

17.3    Authorized Representative. Borrower hereby appoints Matt Deines, Geri Bullard, and Chris Riffle as its Authorized Representatives for purposes of dealing with Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loans. Any one of the Authorized Representatives shall have the power, in such Person’s discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower. All actions by any Authorized Representative shall be final and binding on Borrower. Lender may rely on the authority given to the Authorized Representatives until actual receipt by Lender of a duly authorized resolution substituting a different person as an Authorized Representative.

17.4    Governing Law. Irrespective of the place of execution and/or delivery, this Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Texas.

17.5    Acquiescence Not to Constitute Waiver of Lender’s Requirements. Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any conditions precedent to the Opening of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds.

17.6    Disclaimer by Lender. This Agreement is made for the sole benefit of Borrower and Lender, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others. Lender, by making the Loans or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower. No payment of funds directly to a contractor or subcontractor or provider of services shall be deemed to create any third‑party beneficiary status or recognition of same by the Lender.

17.7    Partial Invalidity; Severability. If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

17.8    Definitions Include Amendments. Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

17.9    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by fax or other digital or electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

17.10    Entire Agreement. This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersedes all prior agreements, written or oral, relating to the subject matter hereof.

17.11    Waiver of Damages. In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower hereby waives all claims for punitive, exemplary or consequential damages.

17.12    Jurisdiction. TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON‑EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF DALLAS, COUNTY OF DALLAS AND STATE OF TEXAS, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY TEXAS STATE OR UNITED STATES COURT SITTING IN THE CITY OF DALLAS AND COUNTY OF DALLAS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

17.13    Set‑Offs. After an Event of Default has occurred and is continuing, Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document.

17.14    Lender’s Consent. Wherever in this Agreement there is a requirement for Lender’s consent and/or a document to be provided or an action taken “to the satisfaction of Lender”, it is understood by such phrase that, except as expressly modified herein, Lender shall exercise its consent, right or judgment in its sole discretion.

17.15    Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three (3) Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by electronic mail on the day of transmission. Notices provided hereunder shall be as set forth below:

If to Borrower:

FIRST NORTHWEST BANCORP

105 W. Eighth Street

Port Angeles, Washington 98362

Attention: Matthew P. Deines, President and CEO

Email: matt.deines@ourfirstfed.com

With a copy to:

FIRST NORTHWEST BANCORP

105 W. Eighth Street

Port Angeles, Washington 98362

Attention: Legal Department

Email: legal@ourfirstfed.com

If to Lender:

NexBank

2515 McKinney Avenue, Suite 1100

Dallas, Texas 75201

Attention: Kevin Olding

Telephone: 972-934-4717

With a copy to: NexBank

2515 McKinney Avenue, Suite 1100

Dallas, Texas 75201

Attention: Rhett Miller

Telephone: 972-934-4705

With a copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Attention: Sakina Foster

Telephone: 214-651-5198

Facsimile: 214-200-0664

Email:    Sakina.foster@haynesboone.com

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

17.16    Waiver of Jury Trial. BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

17.17    No Oral Agreements. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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EXECUTED as of the date first set forth above.

BORROWER: FIRST NORTHWEST BANCORP

By:	/s/ Matthew P. Deines
Name: Matthew P. Deines Title: President and Chief Executive Officer

Signature Page to

Loan Agreement

LENDER: NEXBANK

By:	/s/ Rhett Miller
Name: Rhett Miller EVP & Chief Credit Officer

Signature Page to

Loan Agreement